UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2010

GIGOPTIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-153362	26-2439072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Geng Road, Suite 250

Palo Alto, CA 94304

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (650) 424-1937

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 29, 2010, GigOptix, Inc. (the “Company”), and its wholly-owned subsidiary, ChipX, Incorporated, (with the Company, each a “Borrower”), entered into a loan agreement for a secured line of credit facility (“Secured Credit Facility”) with Agility Capital, LLC (“Agility Capital”) to pay for transaction expenses incurred by the Company in its acquisition of ChipX, Incorporated. The Secured Credit Facility provides that the Borrowers may borrow one advance of up to $500,000 and has a maturity date of December 1, 2010. Borrowings will bear interest at 14.0% per annum. Beginning March 1, 2010, and on the first day of each month thereafter, $50,000 plus accrued but unpaid interest is to be paid to Agility Capital, and all amounts outstanding on December 1, 2010 are due and payable at that time. In the event of a default, the interest rate will be increased to 5.0% above the rate that would otherwise apply, and in addition, Agility will receive a fee of $5,000, with an additional fee of $5,000 on each thirtieth day thereafter for so long as the event of default continues.

Under the terms of the Secured Credit Facility, the Borrowers paid Agility Capital a $20,000 fee. Additionally, the Company issued a warrant for the purchase of 71,429 shares of the Company’s common stock. The warrant includes anti-dilution provisions and obligates the Company to file a registration statement for the shares underlying the warrant. Agility Capital also agreed to a lock-up in connection with the registration of any offering by the Company of its securities for its account. The warrant may either be (i) converted, on a cashless, net settlement basis, based on the fair market value as determined pursuant to the terms of the warrant, or (ii) exercised at a price per share equal to the lower of $2.10 or the price paid in the next sale or issuance of the Company’s common stock, if any, occurring by April 29, 2010. The warrant has a term of seven years. In the event of a default under the Secured Credit Facility, Agility Capital can acquire an additional 25,000 shares of the Company’s common stock at an exercise price equal to the average closing price of the Company’s common stock for the fifteen days before the date of the occurrence of the event of default, and an additional 35,000 shares on each thirtieth day thereafter for so long as the event of default continues, provided the aggregate additional shares which Agility Capital may acquire does not exceed 100,000 shares.

The Secured Credit Facility is secured by all personal property of the Borrowers, including all accounts, equipment, inventory, receivables, and general intangibles, and such security interest shall be junior in priority to such rights as are held by Bridge Bank, N.A. (“Bridge Bank”), pursuant to the terms of the loan and security agreement dated November 12, 2009 (the “Credit Agreement”) as described in the current report of the Company on Form 8-K filed on November 16, 2009. The terms of the Secured Credit Facility include covenants requiring the Borrowers to maintain all of their operating, savings and deposit accounts with Bridge Bank by April 15, 2010, and restrictions on the Borrowers’ ability to incur certain additional indebtedness (other than with Bridge Bank pursuant to the Credit Agreement), pay dividends, create or permit liens on assets, or engage in mergers, stock repurchases or dispositions. The Secured Credit Facility also contains a cross-default provision in the event of a default under the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGOPTIX, INC. (Registrant)

Date: February 4, 2010	By:	/S/ DR. AVI KATZ
Dr. Avi Katz
Chief Executive Officer